EXHIBIT 11


                CACI INTERNATIONAL INC AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER COMMON
                     AND COMMON EQUIVALENT SHARE



                                        Three Months Ended September 30,

                                               1994            1993
                                        --------------------------------

Net Income before extraordinary item        $1,913,000      $1,358,000

Extraordinary item                                   0        (300,000)
                                            ----------      ----------

Net income                                  $1,913,000      $1,058,000
                                            ==========      ==========

Average shares outstanding
  during the period                          9,997,000      10,015,000

Dilutive effect of stock
  options after application
  of treasury stock method                     598,000         369,000
                                            ----------      ----------

Average number of shares
  outstanding during the period             10,595,000      10,384,000
                                            ==========      ==========

Earnings per common and
  common equivalent share:

Before extraordinary item                   $      .18       $     .13

Extraordinary item                                 .00            (.03)
                                            ----------      ----------

Net income                                  $      .18       $    0.10
                                            ==========      ==========
